UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported)       February 23, 2012
AMERICAN NATIONAL INSURANCE COMPANY
(Exact name of registrant as specified in its charter)

Texas	001-34280	74-0484030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

One Moody Plaza Galveston, Texas	77550-7999
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (409) 763-4661
n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 23, 2012, American National Insurance Company (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) with respect to (1) the retirement of G. Richard Ferdinandtsen as a director of the Company, effective immediately following the Annual Meeting of Stockholders on April 27, 2012 (the “Annual Meeting”); (2) his retirement as the Company’s President and Chief Operating Officer, effective May 1, 2012; and (3) his election by the Board of Directors as an advisory director, effective immediately following the Annual Meeting.  The Original Report noted that the Board of Directors, at its February 23, 2012 regular meeting, had also expressed its desire to employ Mr. Ferdinandtsen as Vice Chairman of the Board following his retirement as President and Chief Operating Officer.

The Original Report also disclosed that, pursuant to discussions at its February 23, 2012 regular meeting, the Board of Directors expected to elect James E. Pozzi, the Company’s Senior Executive Vice President and Chief Administrative Officer, as the Company’s next President, assuming his election as a director at the Annual Meeting. The Company’s stockholders elected Mr. Pozzi as a director at today’s Annual Meeting.  The Company will timely file a current report on Form 8-K to disclose the complete results of voting at the Annual Meeting.

The Company is filing this amendment to the Original Report to disclose the material compensation arrangements with respect to the new roles of Mr. Ferdinandtsen and Mr. Pozzi.

At its regular meeting on April 27, 2012, the Company’s Board of Directors elected Mr. Ferdinandtsen as Vice Chairman of the Board, with an annual salary of $300,000.  Following the May 1st effectiveness of such election, Mr. Ferdinandtsen will no longer participate in the Company’s Executive Incentive Compensation Plan.  Mr. Ferdinandtsen will continue to participate in the Company’s Merit Plan for officers, an insured medical plan that supplements the Company’s core medical insurance plan, as well as the Company’s regular benefit plans and programs.  There is no written agreement between the Company and Mr. Ferdinandtsen with respect to his employment as Vice Chairman of the Board.  The Compensation Committee of the Board of Directors approved Mr. Ferdinandtsen’s compensation arrangement at its regular meeting held on April 26, 2012.  With respect to Mr. Ferdinandtsen’s incentive compensation for his service as President and Chief Operating Officer through April 30th, the Compensation Committee awarded Mr. Ferdinandtsen a bonus of 160% (the target award level used in past years) of his salary earned through April 30th only, rather than later assessing his performance for such portion of the year against established performance measures, which may have resulted in a greater amount payable.  The Compensation Committee determined to immediately pay the cash portion of such award, equal to 60% of the award, since Mr. Ferdinandtsen had substantially completed his service as President and Chief Operating Officer.  The portion payable in restricted stock units, equal to 40% of the award, is payable in March of 2013.

Also at its regular meeting on April 27, 2012, the Company’s Board of Directors elected Mr. Pozzi as President and Chief Operating Officer, effective May 1, 2012.  As noted in the Original Report, Mr. Pozzi, age 61, has served as the Company’s Senior Executive Vice President and Chief Administrative Officer since 2008, and he has been an officer of the Company for 36 years.  At its regular meeting on April 26, 2012, the Compensation Committee of the Board of Directors approved certain material changes to Mr. Pozzi’s compensation.  First, his annual base salary was increased to $650,000.  Second, his Level 1 (threshold), Level 2 (target), and Level 3 (maximum) aggregate incentive award opportunities under the 2012 Executive Incentive Compensation Plan were increased to 60%, 120% and 180%, respectively.   Mr. Pozzi will also receive a car allowance, a perquisite that the Company makes available to its Chairman and Chief Executive Officer and its President and Chief Operating Officer.  There is no written agreement between the Company and Mr. Pozzi with respect to his employment as President and Chief Operating Officer.  There is no family relationship between Mr. Pozzi and any of the Company’s directors or officers, and Mr. Pozzi has no related party transactions reportable under Item 404(a) of Regulation S-K.

On April 27, 2012, the Company issued a press release relating to these matters. This press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

No.	Exhibit

99.1	Press release dated April 27, 2012.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN NATIONAL INSURANCE COMPANY.
By:	/s/ John J. Dunn, Jr.
	Name:	John J. Dunn, Jr.
	Title:	Executive Vice President and Corporate Chief Financial Officer

Date: April 27, 2012